Exhibit 7(e)

ASSISTANT SECRETARY’S CERTIFICATE

(Liberty Live Holdings, Inc.)

I, Brittany A. Uthoff, Assistant Secretary of Liberty Live Holdings, Inc. (the “Corporation”), do hereby certify as follows:

Each of Renee L. Wilm, Craig Troyer, Brittany A. Uthoff and Michael E. Hurelbrink has been and is now a duly elected and qualified Chief Legal Officer and Chief Administrative Officer, Senior Vice President and Assistant Secretary, Vice President and Assistant Secretary and Assistant Vice President and Secretary, respectively, of the Corporation. Pursuant to the Corporation’s organization documents and as authorized by the Corporation’s board of directors, officers of the Corporation with the title of Chief Legal Officer and Chief Administrative Officer, Senior Vice President and Assistant Secretary, Vice President and Assistant Secretary and Assistant Vice President and Secretary have the authority, on behalf of the Corporation, to execute and file reports, schedules and forms with regulatory agencies, including, without limitation, the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, I have executed this certificate as of the 17th day of December, 2025.

/s/ Brittany A. Uthoff
Brittany A. Uthoff, Assistant Secretary